Exhibit 10.15
Amendment No. 2
to
The Boeing Company Executive Supplemental Savings Plan
(As Amended and Restated Effective January 1, 2025)

The Boeing Company Executive Supplemental Savings Plan, as amended and restated effective January 1, 2025, is hereby amended as follows effective as of the dates set forth below:

1.Section 2.12 is amended and restated in its entirety to read as follows (new language bolded and underlined for each of review) effective January 1, 2025:

2.12 Cash Incentive

“Cash Incentive” means the amount awarded to the Participant under The Boeing Company Elected Officer Annual Incentive Plan or under Appendix A (Executive Eligible Employees) of The Boeing Company Global Annual Incentive Plan (formerly The Boeing Company Annual Incentive Plan).

Cash Incentive deferred by the Participant under Article III will be deemed to have been paid as if those amounts had not been deferred, for purposes of calculating Company Non-Elective Contributions under Article IV.

Cash Incentive that is paid after a Participant’s termination of employment from the Controlled Group will remain subject to the Participant’s deferral election under Article III if it has become irrevocable under Section 3.3(c) as of the Participant’s termination date, but will not be counted for purposes of calculating the Company Non-Elective Contribution under Article IV.

2.Section 2.28 is amended and restated in its entirety to read as follows (new language bolded and underlined for ease of review) effective November 3, 2025:

2.28 Election Period

“Election Period” means the period or periods established by the Administrator during which an eligible Employee may submit Deferral Elections, all in accordance with such timing and other requirements as the Administrator may establish and, in all cases, the applicable rules under Code section 409A. In no event will (a) an annual Election Period for Participant Deferrals, including Cash Incentive Deferrals related to any Cash Incentive earned after December 31, 2025, expire later than December 31 of the Plan Year in which the election is made and/or (b) a mid-year Election Period expire more than thirty (30) days after the Employee first becomes eligible to participate in the Plan. Different Election Period rules applied with respect to certain Cash Incentive Deferrals related to Cash Incentives earned prior to January 1, 2026 (including those paid in early 2026 for the performance period ending December 31, 2025).

3.Section 2.29 is amended to remove subsection (b) from the definition of “Eligibility Determination Date” and re-letter the remaining subsections accordingly, effective November 3, 2025.

4.Section 3.1(A) is amended and restated in its entirety to read as follows (new language bolded and underlined for ease of review), effective November 3, 2025:

(A) Extra Deferral Component

An individual is an Eligible Employee for purposes of making an Extra Deferral Election for a Plan Year if he or she is an Employee paid on a U.S. dollar-based payroll as of the Eligibility Determination Date. In addition, the Plan Administrator may permit certain Employees who become Newly Eligible after the Eligibility Determination Date and before the beginning of the next following Plan Year to have a special annual Election Period during which they may be permitted to make Cash Incentive Deferrals with respect to Cash Incentives earned in the next following Plan Year.

An Eligible Employee may elect to defer up to the following as Extra Deferrals: (i) in the case of Base Pay Deferrals, 50% of his or her Base Pay payable in the Plan Year to which the Deferral Election applies, (ii) in the case of Cash Incentive Deferrals, 100% of his or her Cash Incentive earned in the Plan Year to which the Deferral Election relates (even if payable in a subsequent Plan Year), and/or (iii) in the case of Vested Performance Award Deferrals, 100% of his or her Performance Awards granted in the Plan Year to which the Deferral Election applies, which grant generally covers the next three (3) Plan Years (even if payable in a subsequent Plan Year), if any. For clarity, Extra Deferrals will be made without regard to the Code section 401(a)(17) and 415(c) limitations.

Extra Deferrals will be credited to the Participant’s Account on the date the Compensation would otherwise be payable, or as soon thereafter as administratively feasible.

5.The first paragraph of Section 3.3(C) is amended and restated in its entirety to read as follows (new language bolded and underlined for ease of review), effective November 3, 2025:

In general, Deferral Elections must be filed during the applicable Election Period. Deferral Elections with respect to a full Plan Year (including Cash Incentive Deferral Elections) will generally become irrevocable as of the last day of the applicable annual Election Period and, in all cases, by the date established by the Administrator, which shall be no later than the dates prescribed under Code section 409A, provided that the individual is an Eligible Employee on such date.